SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No....leave blank)
.......................... Cohen & Steers Closed-End Opportunity Fund, Inc. .....
(Name of Issuer)
........................Common Stock....................
(Title of Class of Securities)
.........................................................19248P106.............
(CUSIP Number)
.................................................... June 27, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)




CUSIP No. 19248P106
(1)Names of reporting persons Hughes 2000 Trust, John C. & Sylvia M. Hughes, Trustees

(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 774,165

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 774,165

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 2.821%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. John C. Hughes, custodian for Evan A. Hughes

(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 8,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 8,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 .029%

(12)Type of reporting person (see instructions) OO


















CUSIP No. 19248P106
(1)Names of reporting persons. Swan Trust, Kristen E. Hughes, Trustee

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 266,323

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 266,323

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.971%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Hughes Educational Funding Trust, Brian B. Hughes Trustee

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 23,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 23,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.084%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Blue House Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 30,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 30,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.109%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Rudy & Page Loeser

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 5,200

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 5,200

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.019%

(12)Type of reporting person (see instructions) OO



CUSIP No. 19248P106
(1)Names of reporting persons Gregor Moze

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization Slovenia

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 400

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 400

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.001%

(12)Type of reporting person (see instructions) OO


CUSIP No. 19248P106
(1)Names of reporting persons Mojca Moze

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization Slovenia

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 700

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 700

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.003%

(12)Type of reporting person (see instructions) OO